Exhibit 10.25

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

Execution Version

CO-EXCLUSIVE LICENSE AGREEMENT

This Agreement by and among THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, ALNYLAM PHARMACEUTICALS, INC., a corporation having a principal place of business at 300 Third Street, Cambridge MA 02142, and its Affiliates (“Alnylam”), and ISIS PHARMACEUTICALS, INC., a corporation having a principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008, and its Affiliates (“Isis”) (individually, Alnylam and Isis and their respective Affiliates are each a “Licensee” and collectively, the “Licensees”) is effective on the 31st day of August, 2005 (“Effective Date”).

1. BACKGROUND

Stanford has an assignment of an invention relating to the use of mir-122 to reduce the replication of Hepatitis C Virus. It is entitled “[…***…],” was invented in the laboratory of Dr. Peter Sarnow, and is described in Stanford Docket […***…]. The invention was made in the course of research supported by the National Institute Of Allergy and Infectious Disease, which is an institute of the National Institute of Health. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

Alnylam and Isis are pharmaceutical companies engaged in the development of therapeutics for the treatment of a variety of human diseases. Alnylam and Isis each desire to obtain a license to practice the above referenced invention for use in pharmaceutical development and commercialization. Alnylam and Isis are parties to a pre-existing agreement that established a strategic alliance between the companies with respect to research and development activities. Each company desires a license to practice the above-referenced invention for purposes of its own research and development efforts and potentially in connection with the strategic alliance.

2. DEFINITIONS

2.1 “Affiliates” means any individual or entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of a Licensee; any individual or entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a Licensee; or any individual or entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by an individual or entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of a Licensee.

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2.2 “Confidential Information” means any confidential information relating to any composition of matter, analytical methods, product specifications, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to any party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form and marked as “confidential.” (Confidential information provided in oral form must be reduced to writing and labeled as “confidential.”) Confidential Information will not include any information which the receiving party can prove by competent evidence:

(A) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public;

(B) is known by the receiving party at the time of receiving such information;

(C) is hereafter furnished to the receiving party by a third party having no obligation of confidentiality;

(D) is independently developed by the receiving party without the aid, application or use of Confidential Information of the other party; or

(E) is the subject of a written permission to disclose provided by the disclosing party.

2.3 “Co-Exclusive” means that; subject to Articles 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the Exclusive Licensed Field of Use in the Licensed Territory.

2.4 “Exclusive Licensed Field of Use” means the research, development, commercialization and monitoring of therapeutics for the treatment and prevention of Hepatitis C and directly related conditions and diseases (including without limitation chronic hepatitis, cirrhosis and primary liver cancer). The Exclusive Field of Use specifically excludes:

(A) diagnostics; and

(B) commercialization of reagents.

2.5 “Licensed Patents” means Stanford’s U.S. Provisional Patent Application, Serial Number […***…], filed […***…], U.S. Patent Application […***…], filed […***…], PCT U.S. […***…] filed […***…], and any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, and each patent that issues or reissues from any of these patent applications. Any claim of an issued and unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” excludes any continuation-in-part (CIP) patent application or patent unless the subject matter of such CIP patent application is specifically described or claimed in another Licensed Patent and is filed within […***…] years of the Effective Date. For clarity, Licensed Patents exclude any claims relating to new matter that is invented by Stanford after the Effective Date.

2.6 “Licensed Product” means a product in either the Exclusive Licensed Field of Use or the Non-Exclusive Licensed Field of Use the making, using, importing or selling of which, absent this license, infringes a Valid Claim of a Licensed Patent.

2.7 “Licensed Territory” means worldwide.

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2.8 “Net Sales” means all gross sales derived by a Licensee or sublicensees from sales of Licensed Products to a third party or parties. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately billed):

(A) import, export, excise and sales taxes, and custom duties;

(B) costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C) costs of installation at the place of use;

(D) credit for returns, allowances, or trades;

(E) customary trade, quantity or cash discounts actually allowed or taken, (including retroactive price reductions, and rebates such as government healthcare programs and similar types of rebates); and

(F) Licensed Product distributed, to conduct clinical trials, as marketing samples, or provided for compassionate or similar uses.

2.9 “Non-Exclusive Licensed Field of Use” means the research, development, commercialization and monitoring of therapeutics for the treatment and prevention of all conditions or diseases other than Hepatitis C and directly related conditions or diseases.

2.10 “Stanford Indemnitees” means Stanford and its affiliated hospitals and clinics, and their respective trustees, officers, employees, and students.

2.11 “Valid Claim” means:

(A) a claim in a pending patent application of a Licensed Patent that has not been pending for more than […***…] years from the earliest priority date claimed for such application, or

(B) a claim of an issued and unexpired patent under a Licensed Patent, which patent has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to an appeal.

3. GRANT

3.1 Grant of Co-Exclusive License.

Subject-to the terms and conditions of this Agreement, Stanford grants to each of the Licensees a Co-Exclusive right and license (as to the other Licensee) under the Licensed Patents in the Exclusive Licensed Field of Use to develop, make, have made, use, have used, import; offer to sell, and sell Licensed Products in the Licensed Territory. The term of the right and license granted in this Section 3.1 begins on the Effective Date and continues until the last to expire of the Licensed Patents in the Licensed Territory. Upon expiration of the last to expire of the Licensed Patents, the license herein will be nonexclusive, perpetual and fully paid up subject to Section 7.8.

3.2 Grant of Non-Exclusive License.

Subject to the terms and conditions of this Agreement, Stanford grants to each of Licensees a non-exclusive right and license under the Licensed Patent in the Non-Exclusive Licensed Field of Use to develop, make, have made, use, have used, import, offer to sell and

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sell Licensed Products in the Licensed Territory. The term of the right and license granted in this Section 3.2 begins on the Effective Date of this Agreement and continues until the last to expire of Licensed Patents. Upon expiration of the last to expire of the Licensed Patents, the license herein will continue to be non-exclusive and will become perpetual and fully paid up subject to Section 7.8.

3.3 Sublicenses. The licenses granted in Sections 3.1 and 3.2 of this Agreement include the right to grant sublicenses subject to Article 4.

3.4 Retained Rights. Stanford retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the Licensed Patents for any non-profit purpose, including sponsored research and collaborations. Licensee agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents against any such institution. Nothing in this Agreement is intended to prevent Licensees from enforcing their rights under patents, other than Licensed Patents, against such non-profit academic research institutions. Stanford and any such other institution have the right to publish any information included in the Licensed Patents. If Stanford alters its requirements for license agreements with respect to the subjects addressed in this Section 3.4, or enters into a license agreement with terms more favorable to a licensee than those set forth in this Section 3.4, Stanford agrees to negotiate in good faith with the Licensees to amend the terms of this Section 3.4 based upon the reasonable written request of either Licensee.

3.5 Specific Exclusion. Stanford does not:

(A) grant to either Licensee any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent; provided however, that if Stanford’s Office of Technology Licensing (OTL) learns of other patents or other rights controlled by Stanford that are necessary to exploit the Licensed Patents it will (i) inform the Licensees, and (ii) if rights under such other patents or other rights are available, negotiate in good faith licenses to such-patents and/or rights on commercially reasonable terms;

(B) commit to either Licensee to bring suit against third parties for infringement, except as described in Article 13; and

(C) agree to furnish to either Licensee any technology or technological information or to provide Licensee with any assistance.

4. SUBLICENSING

4.1 Permitted Sublicensing. Each Licensee may grant sublicenses under the licenses granted in Section 3.1 and 3.2 in connection with:

(A) a bona fide collaboration with one or more third parties established by written agreement (i) for purposes of research and/or development of products under a jointly prepared research plan; and (ii) which includes a license or sublicense of such Licensee’s rights under related intellectual property covering proprietary know-how or patent rights in addition to a sublicense to the Licensed Patents; and/or

(B) provision of services to such Licensee, including without limitation contract manufacturing, and other services relating to development and commercialization of Licensed Products.

4.2 Required Sublicensing.

(A) If both of Licensees or their sublicensees are unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a sublicensee, Stanford may request the Licensees to negotiate in good faith a sublicense under the Licensed Patents.

(B) If one of the Licensees or one of their sublicensees is already developing a product in the market or market territory for which there is a willing sublicensee, neither Licensee will be required to sublicense to such party.

(C) Stanford agrees to discuss and use reasonable efforts to resolve, in good faith, any concerns or issues that may be identified by Alnylam and/or Isis with respect to the terms of this Section 4.2.

4.3 Sublicense Requirements. Any sublicense:

(A) will prohibit any grant of a further sublicense by a sublicensee;

(B) will expressly include the provisions of Articles 8, 9 and 10 for the benefit of Stanford;

(C) will require the assumption of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if this Agreement is terminated; and

(D) is subject to this Agreement.

4.4 Copy of Sublicenses. Each Licensee will submit to Stanford a copy of each sublicense after it becomes effective, which copy may be redacted except as to matters directly pertinent to such Licensee’s obligations under this Agreement.

4.5 Sharing of Sublicensing Income. In the event either Licensee grants a sublicense pursuant to Section 4.1(A) above, and receives an upfront payment in connection therewith, the following amounts, if applicable, will be due to Stanford from such Licensee within sixty (60) days of the full execution of the agreement establishing such collaboration:

(A) if such agreement includes an upfront payment equal to or less than […***…] dollars ($[…***…]), a payment will be due to Stanford in the amount of […***…] dollars ($[…***…]);

(B) if such agreement includes an upfront payment greater than […***…] dollars ($[…***…]) and equal to or less than […***…] dollars ($[…***…]), a payment will be due to Stanford in the amount of […***…] dollars ($[…***…]);

(C) if such agreement includes an upfront payment greater than […***…] dollars ($[…***…]), a payment will be due to Stanford in the amount of […***…] dollars ($[…***…]).

For the avoidance of doubt, in the event Licensees jointly enter into a bona fide collaboration with a third party as described above, the relevant upfront payment shall be due only once for such collaboration. Any amounts representing the reimbursement of costs

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previously incurred by a Licensee, including fully burdened personnel costs and patent expenses, will not be included in determining the amount of any up front payment.

4.6 Royalty-Free Sublicenses. If Licensee pays all royalties due Stanford from a sublicensee’s Net Sales, Licensee may grant that sublicensee a royalty-free or non-cash:

(A) sublicense or

(B) cross-license.

5. GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code (the Bayh-Dole Act). Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Products sold or produced in the United States be “manufactured substantially in the United States.” Each Licensee will ensure all obligations of these provisions are met and Stanford agrees to provide reasonable assistance to Licensees in the event a waiver of any requirements under such regulations is desired. Stanford shall be responsible for all necessary reports to the United States Government or any other applicable funding agency.

6. DILIGENCE

6.1 Alnylam Milestones. Alnylam will use commercially reasonable efforts to (a) develop, manufacture, and sell Licensed Products and develop markets for Licensed Products; and (b) meet the milestones shown in Appendix A. If Alnylam does not meet a milestone in Appendix A by its corresponding date, Alnylam will have thirty (30) days after such date to submit to Stanford a specific written plan designed to meet its obligations under this Section 6.1 as promptly as possible using commercially reasonable efforts. Each plan required pursuant to this Section 6.1 (each, an “Alnylam Diligence Plan”) shall be subject to Stanford’s written approval, which will not be unreasonably withheld. Alnylam will have three (3) months to demonstrate to Stanford’s reasonable satisfaction Alnylam’s compliance with the Alnylam Diligence Plan.

6.2 Isis Milestones. Isis will use commercially reasonable efforts to (a) develop, manufacture; and sell Licensed Products and develop markets for Licensed Products; and (b) meet the milestones shown in Appendix B. If Isis does not meet a milestone in Appendix B by its corresponding date, Isis will have thirty (30) days after such date to submit to Stanford a specific written plan designed to meet its obligations under this Section 6.2 as promptly as possible using commercially reasonable efforts. Each plan required pursuant to this Section 6.2 (each, an “Isis Diligence Plan”) shall be subject to Stanford’s written approval, which will not be unreasonably withheld. Isis will have three (3) months to demonstrate to Stanford’s reasonable satisfaction Isis’s compliance with the Isis Diligence Plan,

6.3 Joint Development. If Alnylam and Isis are jointly developing a given Licensed Product, both will be deemed in compliance with their respective obligations under Sections 6.1 and 6.2 above if either of Alnylam and Isis is fulfilling such obligations.

6.4 Progress Report. By March 1 of each year, each Licensee will submit a written annual report to Stanford covering the preceding calendar year. Each Licensee will ensure that such report will include information sufficient to satisfy Stanford’s reporting requirements to the U.S. Government and enable Stanford to ascertain progress by such Licensee toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Licensee’s progress toward development of a Licensed Product based upon the milestone events identified in Appendix A or Appendix B, market plans for introductions of a Licensed Product, and significant corporate transactions involving Licensed Products. Such annual reports will be deemed the Confidential Information of the Licensee providing such annual report to Stanford, though Stanford may provide information from the report to the U.S. Government as required by Stanford’s reporting requirements in accordance with the Bayh-Dole Act.

7. FEES AND ROYALTIES

7.1 Issue Fee. Each Licensee will pay to Stanford a noncreditable, nonrefundable license issue fee of twenty thousand dollars ($20,000) within forty-five (45) days after the full execution of this Agreement.

7.2 License Maintenance Fee. The following annual maintenance fees are due under this Agreement:

(A) $25,000 on the 1st, 2nd, 3rd and 4th anniversaries of the Effective Date;

(B) $35,000 on the 5th, 6th, 7th and 8th anniversaries of the Effective Date;

(C) $[…***…] on the 9th anniversary of the Effective Date and each anniversary thereafter.

Unless instructed otherwise by Licensees, Stanford will send invoices for one half of the above amounts to each Licensee.

Annual maintenance fee payments are due within forty-five (45) days of the applicable anniversary and are nonrefundable, but such maintenance fee payments are creditable each year as described in-Section 7.5.

7.3 Milestones.

(A) With respect to the first Licensed Product of each Licensee in the Exclusive Licensed Field of Use, the Licensee whose Licensed Product achieves the following milestone events will pay Stanford the following payments upon achievement of the indicated milestone event by such Licensee, or its sublicensee:

[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

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(B) With respect to the first Licensed Product of each Licensee in the Non-Exclusive Field of Use, the Licensee whose Licensed Product achieves the following milestone events will pay Stanford the following payments upon achievement of the indicated milestone event by such Licensee, or its sublicensee:

[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

(C) With respect to the second Licensed Product (i.e. a new molecular entity) of each Licensee in the Non-Exclusive Field of Use, the Licensee whose Licensed Product achieves the following milestone events will pay Stanford the following payments upon achievement of the indicated milestone event by such Licensee, or its sublicensee:

[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

(D) For clarity, if Alnylam achieves the milestone events in Section 7.3 (A), it does not relieve Isis of the obligation to: pay per Section 7.3 (A) when Isis, or its sublicensee achieves the same milestone events; provided, however, that if Alnylam and Isis are jointly developing a given Licensed Product, payments under this Section 7.3 will be due only once in respect of the achievement of a milestone event for such Licensed Product.

7.4 Earned Royalty. As applicable, each Licensee will pay Stanford earned royalties on Net Sales of […***…] percent ([…***…]%) of Net Sales of such Licensee’s Licensed Product. If a Licensee becomes obligated to pay royalties to any third parties in connection with the sale of a Licensed Product, the royalties due to Stanford from such Licensee under this Section 7.4 for such Licensed Product will be reduced in connection with amounts paid to such third parties as follows: for every […***…] percent ([…***…]%) of Net Sales which is paid to such third parties (in the aggregate) in a given calendar year, the royalty rate due to Stanford will be reduced by […***…] percent ([…***…]%). In no event, however, will the royalty payable to Stanford by such Licensee be reduced by more than […***…] percent ([…***…]%) to a floor of […***…] percent ([…***…]%). For the avoidance of doubt, in the event the Licensees are jointly developing and/or commercializing a Licensed Product, the royalty set forth above shall be due only once with respect to such Licensed Product.

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7.5 Creditable Payments. Royalty payments due to Stanford under Section 7.4 above in a particular year will be reduced by the license maintenance fee paid by such Licensee and applicable to such year.

For example:

if a Licensee pays Stanford a $[…***…] maintenance payment for year Y, and according to Section 7.4 $[…***…] in earned royalties are due Stanford for Net Sales in year Y, such Licensee will only need to pay Stanford an additional $[…***…] for that year’s earned royalties.

if a Licensee pays Stanford a $[…***…] maintenance payment for year Y, and according to Section 7.4 $[…***…] in earned royalties are due Stanford for Net Sales in year Y, Licensee will not need to pay Stanford any earned royalty payment for that year. Such Licensee will not be able to offset the remaining $[…***…] against a future year’s earned royalties.

7.6 Currency. Net Sales will be determined based on U.S. Dollars. Each Licensee will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal East Coast Edition, on the close of business on the last banking day of each calendar quarter. Each Licensee will make royalty payments to Stanford in U.S. Dollars.

7.7 Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus […***…] basis points or (b) the maximum rate permitted by law.

7.8 Obligation to Pay Royalties. If certain Licensed Products are manufactured before the date Licensed Patents covering such Licensed Products expire, and are sold after such Licensed Patents expire, a payment will nevertheless be due to Stanford on such sales and such payment will be determined on the same basis as-the royalty due on Net Sales.

7.9 Non-US. Taxes. Licensees will pay all non-U.S. taxes related to royalty payments. These payments are not deductible-from any payments due to Stanford. The parties will cooperate with one another in claiming exemption from non-U.S. withholding and deductions under any agreement or treat that may be in effect.

8. ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1 Quarterly Earned Royalty Payment and Report. Beginning with the first commercial sale of a Licensed Product, as applicable, a Licensee will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within ninety (90) days after the end of each calendar quarter. This report will state the number, description, and aggregate Net Sales during the completed calendar quarter. With each report, the Licensee will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Sections 7.4 and 7.5)

8.2 Termination Report. Each Licensee will pay to Stanford all applicable royalties and submit to Stanford a written report within ninety (90) days after the license terminates. Such Licensee will continue to submit earned royalty payments and payment reports to Stanford as described in Section 8.1 after its license terminates until all Licensed Products inventory on hand at the date of termination has been sold.

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8.3 Accounting. Each Licensee will maintain records showing manufacture, importation, sale, and use of Licensed Products for three (3) years from the date of sale of such Licensed Products. Records will include information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.4 Audit by Stanford. Each Licensee will allow Stanford or its designee to examine such Licensee’s records to verify payments made by such Licensee under this Agreement, during reasonable business hours and subject to the requirement that:

(A) any examination be conducted by a certified public accountant (reasonably acceptable to the applicable Licensee) who executes a written confidentiality agreement with the Licensee; and

(B) the purpose of such examination shall be solely for verifying royalty payments due under this Agreement. Any information provided to Stanford as a result of any such audit will be deemed Confidential Information of the Licensee so audited.

8.5 Paying for Audit. Stanford will pay for any audit done under Section 8.4. But if the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period being audited, the applicable Licensee will pay reasonable audit costs.

9. EXCLUSIONS AND NEGATION OF WARRANTIES

9.1 Negation of Warranties. Stanford provides each Licensee the rights granted in this Agreement AS IS and WITH ALL FAULTS. Other than the warranties in Section 3.5 and 9.3, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A) of merchantability, of fitness for a particular purpose,

(B) of non-infringement or

(C) arising out of any course of dealing.

9.2 No Representation of Licensed Patent. Each Licensee acknowledges that Stanford does not represent or warrant:

(A) the validity or scope of any Licensed Patent, or

(B) that the exploitation of Licensed Patents will be successful.

9.3 Warranties. To the best of Stanford OTL’s knowledge, other than any rights granted to the United States Government, it holds sole title to the Licensed Patents and that it has the power and authority to execute, deliver and perform this Agreement.

10. INDEMNITY

10.1 Indemnification. Each Licensee will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted to such Licensee under this Agreement. In the event such claim or liability arises in whole or in part out of the negligent or reckless or knowing or willful conduct of any Stanford Indemnitee, the duty to indemnify shall be limited to that portion of any claim that does not arise out of the negligent or reckless or knowing or willful conduct of any Stanford Indemnitee. The foregoing notwithstanding, each Licensee’s indemnification obligation is conditioned on Stanford promptly notifying the applicable Licensee of any claim for which it intends to seek indemnification under this Article 10 and will allow such Licensee, in its sole discretion, to control the defense of such claim, with counsel of its choosing, and settle such claim or action.

10.2 No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement.

10.3 Insurance. During the term of this Agreement, each. Licensee will maintain Comprehensive General Liability Insurance with minimum-limits of liability of […***…] Dollars ($[…***…]). Before the introduction of a Licensed Product into humans, each Licensee (if applicable) will obtain Product Liability Insurance with minimum limits of liability of […***…] Dollars ($[…***…]) and such Product Liability policy will include Stanford Indemnitees as additional insureds. Insurance will cover the activities of such Licensee and sublicensees and be with a reputable and financially secure insurance carrier with ratings of at least A- as rated by A.M. Best. Insurance must cover claims made during or after the term of this Agreement. Within fifteen (15) days of the Effective Date, each Licensee will furnish a Certificate of Insurance evidencing the insurance required by this Section 10.3. Each Licensee will provide to Stanford prompt prior written notice of cancellation or material change to this insurance coverage. Each Licensee will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. The insurance of each Licensee will be primary coverage; insurance of Stanford Indemnitees will be excess and noncontributory.

10.4 Workers’ Compensation. Licensees will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

11. MARKING

As applicable, each Licensee will mark Licensed Product or package inserts with the number of any issued Licensed Patent or with “Patent Pending” prior to the issuance of a Licensed Patent.

12. CONFIDENTIALITY AND NON-USE OF NAMES

12.1 Confidentiality. During the term of this Agreement and for a period of five (5) years thereafter, each party will maintain all Confidential Information of the other parties as confidential and will not disclose any such Confidential Information to any third party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement (including disclosure of the terms of this Agreement to a potential sublicensee), (b) as required by law, rule, regulation or court order (provided that the disclosing party will use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed). A party may disclose the other’s Confidential Information to its employees, agents, consultants and other representatives as necessary to accomplish the purposes of this Agreement so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each party will use at least the same standard of care, but in no event less than reasonable care, to protect the other’s Confidential Information

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as it uses to protect its own Confidential Information. Each party will promptly notify the other party upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

12.2 Non-use of Names. The Licensees will not identify Stanford in any promotional statement, or otherwise use the name of any Stanford faculty member, employee, or student, or any trademark, service mark, trade name, or symbol of Stanford or its affiliated hospitals and clinics, including the Stanford name, unless Stanford has given its prior written consent or as required by law, rule or regulation. Permission may be withheld at Stanford’s sole discretion.

Stanford will not identify either Licensee in any promotional statement, or otherwise use the name of any Licensee employee, or any trademark, service mark, trade name, or symbol of either Licensee, unless Stanford has received such Licensee’s prior written consent. Permission may be withheld at such Licensee’s sole discretion.

Notwithstanding anything herein to the contrary, Stanford agrees to promptly review and consent to a press release that makes reference to the scientific publication relating to Licensed Patents (simultaneous with its publication) and to this Agreement.

The Licensees may disclose the existence and terms and conditions of this Agreement to potential sublicensees.

13. PROSECUTION AND PROTECTION OF PATENTS

13.1 Patent Prosecution.

(A) Following the Effective Date and subject to Stanford’s approval, Isis will coordinate and be responsible for preparing, filing, prosecuting and maintaining the Licensed Patents in Stanford’s name in the Licensed Territory: The parties shall work together to develop a prosecution strategy and decide in which countries the Licensed Patents will be filed.

(B) Isis will

(i) keep Stanford and Alnylam informed as to the filing, prosecution, maintenance and abandonment, as applicable, of the Licensed Patents;

(ii) furnish Stanford and Alnylam copies of documents relevant to any such filing, prosecution maintenance and abandonment, as applicable;

(iii) allow Stanford and Alnylam reasonable opportunity to timely comment on documents to be filed with any patent office which would affect the Licensed Patents;

(iv) give good faith consideration to the comments and advice of Stanford and Alnylam; provided however that Stanford will have the opportunity to provide Isis with final approval on how to proceed in any response or taking any such action; and

(v) provide copies of any official written communications relating to the Licensed Patents to Stanford and Alnylam within ten (10) days of Isis receiving such communication and Stanford and Alnylam will provide any applicable comments to Isis no later than five (5) days prior to the first deadline (without extensions) to file a response or take any action relating to such communication. If Stanford or Alnylam, as the case may be, do not provide comments within this time period to Isis, Isis may respond or take such action as it sees fit.

(C) To aid Isis in this process, Stanford will provide information, execute and deliver documents and do other acts as the Licensees shall reasonably request from time to time. Isis may use counsel of its choice, which must be acceptable to Stanford and Alnylam, for the filing, prosecution and maintenance of the Licensed Patents and the Licensees shall be billed directly by such counsel. Each Licensee may assign its rights and obligations under this Section 13.1 to a sublicensee, subject to prior notification to and approval from Stanford.

13.2 Patent Costs.

(A) Within forty-five (45) days after receiving a statement from Stanford, a Licensee or the Licensees will reimburse Stanford the following costs:

(i) eleven thousand three hundred dollars ($11,300) to offset Stanford’s reasonable and actual out-of-pocket patenting expenses incurred in the drafting and prosecuting the Licensed Patents before the Effective Date; and

(ii) for all Stanford’s reasonable and actual out-of-pocket patenting expenses incurred after the Effective Date related to the Licensed Patents.

(B) Unless otherwise between the Parties, Stanford will invoice each Licensee for 50% of the expenses described in Section 13.2 (A). Stanford and Licensees agree to the terms detailed in Appendix C and agree to have Appendix C fully executed by the appropriate parties.

(C) In the event that either or both Licensee(s) decide to abandon ongoing prosecution and/or maintenance of any of the Licensed patents, on a country-by-country and Licensed Patent-by-Licensed Patent basis, such Licensee(s) wishing to cease such patent prosecution and payment shall notify Stanford thereof in writing in due time, but in any event at least 1 month prior to any deadline for responding or taking action relating to such Licensed Patent. If only one Licensee is ceasing payment the continuing Licensee will pay 100% of the ongoing expenses for such Licensed Patent. Stanford shall have the right to continue payment for such Licensed Patent in its own discretion and at its own expense if both Licensees decide to abandon ongoing prosecution and/or maintenance of the Licensed Patents. If Stanford decides to maintain such Licensed Patent, the license set forth in Sections 3.1 and 3.2 with respect to such Licensed Patent in such country under this Agreement shall terminate with respect to the ceasing Licensee(s). Cessation of payment by one Licensee as to a Licensed Patent will not affect the rights of the other Licensee with respect to such Licensed Patent. If Isis is the Licensee wishing to cease payment of a Licensed Patent, the responsibility for the prosecution of such Licensed Patent will transfer to Stanford. Isis will work with Stanford to provide for the transfer of such responsibility in a timely mariner.

(D) Each Licensee may assign its rights and obligations under this Section 13.2 to a sublicensee subject to prior notification to Stanford.

13.3 Notice of Infringement. If any party to this Agreement believes a third party is infringing a Licensed Patent, it will promptly notify the other parties to this Agreement in writing.

13.4 Stanford Suit. Stanford has the first right to institute action against a third party infringer which will be executed (if at all) within ninety (90) days after Stanford first becomes aware of the infringing activity, and may name one or both Licensees as a party for standing purposes. If Stanford decides to institute such action, it will promptly notify the Licensees in writing within such ninety (90)- day period. Each Licensee may elect to jointly prosecute the action (with Stanford) by providing written notice within thirty (30) days after the date of the notice from Stanford. If both Licensees elect not to jointly prosecute, Stanford may pursue the suit, at its sole cost (including costs of litigation) and in such event will be entitled to retain the entire amount of any recovery or settlement that is in excess of the parties’ costs; if one or both Licensees elect to jointly prosecute, Stanford and the jointly prosecuting Licensees will proceed in accordance with the Joint Suit provisions in Section 13.5. If a Licensee elects not to join a suit, that Licensee will discuss in good faith with Stanford the assignment of rights, causes of action, and damages necessary for Stanford to prosecute the alleged infringement.

13.5 Joint Suit. If Stanford and either or both Licensees are jointly prosecuting an action against a third party infringer, they will:

(A)	Prosecute the suit in both/all of their-names;

(B)	Share the out-of-pocket costs equally;

(C)	Share any recovery or settlement equally; and

(D)	Agree how they will exercise control over the action.

13.6 Licensee Suit. If neither Section 13.4 nor 13.5 apply in that Stanford elects not to participate in a suit, either or both Licensee(s) may institute and prosecute a suit so long as it conforms with the requirements of this Section 13.6. The Licensee(s) will reach agreement on the institution and prosecution of such suit and the sharing of such costs among themselves and will diligently pursue the suit and the Licensee(s) instituting the suit will bear the entire cost (including necessary expenses incurred by Stanford) of the litigation. The Licensee(s) will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patents. The Licensee(s) will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party only if

(A) The Licensee(s) and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing;

(B) Stanford is not the first named party in the action; and

(C) the pleadings and any public statements about the action state that the Licensee(s) is pursuing the action and that the Licensee(s) has the right to join Stanford as a party.

13.7 Recovery. If either or both Licensees sue under Section 13.6, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

(A)	Any recovery by such Licensee(s) for past sales by the infringer of products, which, if sold by a Licensee, would be Licensed Products will be deemed Net Sales for purposes of this Agreement, and such Licensees will pay Stanford royalties at the rates specified in Section 7.4;

(B)	Licensee and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement, non-cash cross-license or payment for the right to make future sales.

13.8 Abandonment of Suit. If either Stanford or the Licensees commence a suit (or notifies a party that it will commence a suit) and then wants to abandon the suit, it will give timely notice to the other parties. The other parties may continue prosecution of the suit after the parties negotiate in good faith to reach agreement on the sharing of expenses and any recovery in the suit.

14. TERMINATION

14.1 Distinction between Licensees. Any termination according to this Article 14 shall only terminate this Agreement between Stanford and the affected Licensee, and it shall remain in full force and effect between Stanford and the non-affected Licensee. For purposes of clarification, a breach by Alnylam will not equal a breach by Isis and vice versa.

14.2 Term. Unless terminated earlier pursuant to this Article 14, this Agreement will terminate upon the last to expire of the Licensed Patents.

14.3 Termination by Licensee. Each Licensee may terminate its rights and obligations under this Agreement by giving Stanford written notice at least thirty (30) days in advance of the effective date of termination by such Licensee. Termination by one Licensee will not be deemed a termination by the other Licensee and will not affect any rights or obligations of the non-terminating Licensee under this Agreement

14.4 Termination by Stanford.

Stanford may also terminate this Agreement with respect to a Licensee:

(A) if such Licensee is delinquent on any payment or report;

(B) if such Licensee misses a milestone described in Appendix A or Appendix B and fails to demonstrate to Stanford’s reasonable satisfaction compliance with the Alnylam Diligence Plan or Isis Diligence Plan, as the case may be; or

(C) if such Licensee is in breach of any material provision; or

(D) if such Licensee knowingly provides a false report.

Termination under this Section 14.4 will take effect sixty (60) days after written notice by Stanford unless the applicable Licensee remedies the problem in such period.

14.5 Surviving Provisions. Surviving any termination or expiration are:

(A) each Licensee’s obligation to pay royalties accrued;

(B) Any claim of a Licensee or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C) The provisions of Articles 7.8, 8 (but not Section 8.1), 9, 10, 12, 14, 16, 17 and 18.

15. ASSIGNMENT

15.1 Permitted Assignment by Each Licensee. Each Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of

(A) such Licensee’s entire business; or

(B) that part of the Licensee’s business to which this Agreement relates.

15.2 Any Other Assignment by Licensee. Any other attempt to assign this Agreement by a Licensee is null and void.

15.3 After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 15.1, the applicable Licensee will be released of liability under this Agreement and, as applicable, the term “Licensee” in this Agreement will mean the assignee.

16. ARBITRATION

16.1 Dispute Resolution by Arbitration. Subject to Section 18.2 below, any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

16.2 Request for Arbitration. Either Licensee or Stanford may request such arbitration per Section 16.1. Stanford and the applicable Licensee will mutually agree in writing on a third party arbitrator within thirty (30) days of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

16.3 Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

16.4 Place of Arbitration. If a Licensee requests arbitration, the arbitration will be held in Stanford, California unless the parties involved in such arbitration mutually agree in writing to another place. If Stanford requests arbitration with Isis, the arbitration will be held in San Diego, California unless the parties involved in such arbitration mutually agree in writing to another place. If Stanford requests arbitration with Alnylam, the arbitration will be held in Cambridge, Massachusetts unless the parties involved in such arbitration mutually agree in writing to another place. If Stanford requests arbitration with both Licensees, the arbitration will be held m Stanford, California unless the parties mutually agree in writing to another place.

17. NOTICES

All notices under this Agreement are deemed fully given when received by the party to which the correspondence is addressed. All correspondence to a party will be written, addressed, and sent as follows:

All general notices to Alnylam are mailed to

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

Attention: Chief Executive Officer

All general notices to Isis are mailed to:

Attention: Executive Vice President

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

Fax: (760) 932-3861

With a copy to:

Attention: General Counsel

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

Fax: (760) 268-4922

All financial invoices to Alnylam (i.e., accounting contact) are mailed to:

Attention: Accounts Payable

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

All financial invoices to Isis (i.e., accounting contact) are mailed to:

Attention:. Accounts Payable

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

All progress report invoices to Alnylam (i.e., technical contact) are mailed to:

Attention:. Accounts Payable

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

All progress report invoices to Isis (i.e., technical contact) are mailed to:

Attention Vice President, Antisense Research

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008 USA

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.Stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.Stanford.edu

Each party may change its address with written notice to the other parties.

18. MISCELLANEOUS

18.1 Agreement with Stanford. This Agreement includes obligations that each Licensee has to Stanford. For clarity, a breach by one Licensee of its obligations to Stanford under this Agreement may not be used as a basis for termination of this Agreement by the non-breaching Licensee, nor may a breach of any obligation arising between the Licensees under this Agreement be used as a basis for termination by one Licensee.

18.2 Dispute Resolution. The parties agree that any dispute arising under this Agreement will first be submitted for resolution to the President of Stanford and the Chief Executive Officers of Alnylam and Isis or their respective authorized designees or representatives. If such dispute has not been resolved with forty-five (45) days, the parties may pursue other remedies available under law or as otherwise required under this Agreement.

18.3 Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

18.4 Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

18.5 Headings. No headings in this Agreement affect its interpretation.

The remainder

of this page

is intentionally left blank.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature	/s/ Katharine Ku
Name	Katharine Ku
Title	Director, Technology Licenses
Date	September 9, 2005

Alnylam Pharmaceuticals,

Signature	/s/ Vincent J. Miles
Name	Vincent J. Miles
Title	Senior Vice President, Business Development
Date	September 9, 2005

Isis Pharmaceuticals/Inc

Signature	/s/ B. Lynne Parshall
Name	B. Lynne Parshall
Title	Executive Vice President & CFO
Date	September 9, 2005

APPENDIX A

Alnylam Diligence Milestones

Alnylam will be solely responsible for meeting the following diligence milestones in its development programs:

By […***…], Alnylam will […***…].

By […***…], Alnylam will […***…].

By […***…], Alnylam (i) […***…] and (ii) […***…].

By […***…], Alnylam will […***…].

***Confidential Treatment Requested

APPENDIX B

Isis Diligence Milestones

Isis will be solely responsible for meeting the following diligence milestones in its development programs:

By […***…], Isis will […***…].

By […***…], Isis will […***…].

By […***…], Isis will (i) […***…] and (ii) […***…].

By […***…], Isis will […***…].

***Confidential Treatment Requested

APPENDIX C

CLIENT AND BILLING AGREEMENT

The Board of Trustees of the Stanford Leland Junior University (“STANFORD”); an institution of higher education having powers under the laws of the State of California, ALNYLAM PHARMACEUTICALS, INC., a’ corporation having a principal place of business at 300 Third Street, Cambridge MA 02142 (“Alnylam”), and ISIS PHARMACEUTICALS, INC., a corporation having a principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008, (“Isis”) have agreed to use the law firm of                                      (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM;

WHEREAS, ALNYLAM and ISIS are the Licensees of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1.	FIRM can interact directly with ALNYLAM and ISIS on all patent prosecution matters related. to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions.

2.	ALNYLAM and ISIS are responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice ALNYLAM and ISIS and must copy STANFORD on all invoices. ALNYLAM and ISIS must pay FIRM directly for all charges.

3.	Notices and copies of all correspondence should be sent to the following:

ALNYLAM:

Name, Title

Company Name

Address

To ISIS:

Name, Title

Company Name

Address

To STANFORD:

Name

Office of Technology Licensing

Stanford University

1705 El Camino Real

Palo Alto, CA 94306-1106

To FIRM:

Attorney Name

Law Firm Address

ACCEPTED AND AGREED TO:

STANFORD

By:

Name: Katharine Ku

Title: Director

Date:

Alnylam

By:

Name:

Title:

Date:

Isis

By:

Name:

Title:

Date:

Law Firm Name

By:

Name:

Title:

Date: